MANAGEMENT AGREEMENT

BETWEEN:

WABCO Europe SPRL/BVBA, having its registered offices at 1160 Brussels, Chaussée de Wavre/Waversesteenweg 1789, with company number 0475.956.135;

Hereinafter referred to as “the Company”;

Represented for the purposes of the Agreement by Mr. Jacques Esculier and Mr. Jozef Van Osta in their capacity of Business Manager of the Company;

AND:

M. Ulrich Michel, residing at;

Hereinafter referred to as “the Business Manager”;

TAKING INTO ACCOUNT THE FOLLOWING;

WHEREAS the Company undertakes and warrants that the Business Manager will be appointed as a remunerated general manager of the Company by its General Assembly of Shareholders with effect as of January 1, 2012;

WHEREAS the Company and the Business Manager wish to determine in a written agreement (“the Agreement”) the terms and conditions under which the latter will perform the office as business manager of the Company effective as of January 1, 2012 (the “Effective Date”);

IT HAS BEEN AGREED AS FOLLOWS:

Article 1 - Object of the agreement

1.
The Business Manager agrees to perform the office of business manager of the Company. In his capacity of business manager, he will manage the Company subject to the terms and conditions of the Agreement.

2.
Pursuant to generally applicable management practice, the Business Manager will attend all meetings of the Board of Business Managers and through his contribution and effort as business manager provide together with the other business managers the best possible management for the Company.

3.
The Business Manager will at all times respect and abide the division of decision and representation powers for business managers as established by the Shareholder's meeting in the articles of association as well as any other Company policy which may affect him as a business manager of the Company.

1.
The Board of Business Managers may delegate special powers to the Business Manager within the framework of his office as business manager, and the Business Manager will carry them out to the best of his abilities.

Article 2 - The conditions of the agreement

1.	The Business Manager shall perform the Agreement on a self-employed basis.

2.
The Business Manager will be available for the performance of the Agreement during the time considered necessary in order to fulfill his obligations resulting from this agreement. To that effect, the Business Manager accepts to be available during regular office hours and to perform 225 man-days per calendar year.

Prior to the beginning of the Agreement and during the performance thereof, the Business Manager will inform the Company in writing of any other positions (whether remunerated or not) which he holds in any other company or association. The Company has the right to request the Business Manager terminate such positions to the extent that they could possibly hinder the proper performance of the Agreement.

In addition, the Business Manager will refrain from accepting any position (whether remunerated or not) in any other company or association which might conflict with the proper performance of the Agreement, except with the prior written consent of the Company.

3.	The Business Manager will be provided with the necessary infrastructure, logistical support and documentation of the Company insofar as it is necessary for the proper performance of the Agreement.

4.
As holder of a corporate mandate, the Business Manager agrees to respect all instructions in relation to safety and health, which are applicable within the premises of the Company where personnel are working. The Business Manager explicitly allows the Company to take the necessary measures in his name in the event any problem would arise in this respect.

5.
The Business Manager shall report to the Chairman of the Board of Business Managers on the progress of his activities at the moments determined by the Board of Business Managers of the Company, its Chairman or whenever the parties to the Agreement consider it to be necessary.

6.
The Business Manager shall perform his office as business manager of the Company as a normal prudent business manager, with due diligence and in accordance with generally accepted and consistently applied business practices. The Business Manager shall, at all times, (a) take into consideration the objectives and best interest of the Company and the WABCO group in general, (b) comply with all applicable laws and regulations and (c) comply with all corporate policies and codes of business ethics established by the Company or the WABCO group in general, including but not necessarily limited to global policies relating to technology, operations, human resources, finance, and proposal and contract approvals.

7.	The Business manager will be covered by the WABCO Director and Officers Policy, covering the liability of company directors and officers.

Article 3 - Place of performance and mobility

1.	The Business Manager agrees to fulfill his duties and responsibilities under this Agreement from the business premises of the Company in Belgium.

2.
In view of the international scope of activities and business of the Company, the Business Manager acknowledges and accepts that proper performance of the mandate may require that he travels to other locations abroad and performs temporary assignments abroad at any time.

Article 4 - Base salary

1.
For the duration of the Agreement, the Company will pay the Business Manager a fixed annual remuneration of EUR 351,203 gross (hereinafter referred to as “the Base Salary”). The Base Salary shall be paid in 12 equal monthly installments per month performed, after deduction of the tax and any other contractual withholdings. In case of an incomplete year, the Base Salary shall be paid pro rata temporis.

2.	The Base Salary will be reviewed once a year, it being understood that such adjustment must be endorsed by the competent corporate body of the Company. The adjustment of the Base Salary will take effect as of the month of July.

Article 5 - Incentives

1.
The Business Manager is eligible to participate in the Annual Incentive Plan (AIP) of the Company in accordance with rules and conditions of such plan which is subject to change from time to time. The Business Manager's individual AIP target (“the AIP Target”) amounts to 60% of the Base Salary. The actual AIP payment (“the Actual AIP”) is based on the achievement of individual and company performance goals which are determined every performance year by the Compensation Nominating and Governance committee (“the CNG Committee”)of WABCO's Board of directors. The Business Manager understands and agrees that the Actual AIP, if any, is composed of a cash payment (“Actual Cash AIP Payment”) and a mandatory deferral into the Company Supplemental Pension Plan referred to in article 8.2. of the Agreement, each element being of equal value.

2.
The Business Manager is eligible to participate in the Cash Long Term Incentive Plan (LTIP) of the Company in accordance with rules and conditions of such plan which is subject to change from time to time. The target LTIP (“the LTIP Target”) amounts to 45% of the average Base Salary over the three year cycle period. The actual LTIP payment (“the Actual LTIP”) is based on the achievement of company performance goals which are determined for each cycle by the CNG Committee.

3.
The Business Manager will be eligible for an annual equity grant based on the CNG Committee's annual recommendation and in accordance with the provisions of the WABCO Omnibus Incentive Plan which is subject to change from time to time. The grant may consist of stock options and/or restricted stock awards or units or any other equity benefits.

Article 6 - Company car

1.
The Company shall provide the Business Manager with the use of a car and fuel card, pursuant to the terms and conditions of the Company's car policy which is subject to change from time to time. All costs associated with the use of the car shall be borne by the Company.

2.
The Business Manager can also make use of the company car for private purposes. The private use of the company car will be taxed as a benefit in kind in accordance with the official guidelines of the tax authorities. The Business Manager accepts that the taxation of the private use can change due to a modification of the legal rules of such a benefit.

Article 7 - Other benefits

The Company shall provide the Business Manager with the following benefits:

•	the use of a mobile phone, pursuant to the terms and conditions of the Company's mobile phone policy which is subject to change from time to time;

•	the use of a laptop.

Article 8 - Insurances

1.
The Business Manager will be covered by the company group insurance plan for its business managers, which is subject to change from time to time. The insurance plan covers extra-legal pension, death in service, invalidity and guaranteed income.

The Business Manager explicitly agrees that all personal contributions of the Business Manager will be deducted from his monthly salary.

A summary of the company group insurance plan is attached as Annex 1 to the Agreement.

2.
The Business Manager will also take part in the Company Supplemental Pension Plan set up for the college of business managers. The related annual contributions to this supplemental plan are determined in article 5.1.

3 .	Medical care will be covered through the Belgian social security scheme and a private medical insurance paid concluded by the Company for its business managers and their dependent family members.

4.
If the Business Manager is unable to perform his duties and obligation through illness or inability to work, the Business Manager will be entitled to receive his Base Salary during the first month of illness or inability to work. After the initial period of 30 or 31 consecutive days the company group insurance plan defined in article 8 of the present agreement applies. This will be subject to the production of medical certificates and to such other requirement as the Company, as well as the insurance company may reasonably impose.

Article 9 - Expenses

1.
The Company will reimburse the Business Manager all professional costs (except those covered under article 9.1 above)he may incur in the normal execution of the Agreement provided they are reasonable and justified through expense reports.

Article 10 - Housing

1.
The Company will pay to the Business Manager a monthly gross housing allowance of EUR 6,390 to be indexed on an annual basis based on rent indexes in Belgium. The Company will also reimburse for house utilities, including gas, water, electricity and maintenance.

Article 11 - Taxes

1.
The Company will notify the Belgian tax authorities on behalf of the Business Manager about the change of the status of the Business Manager in order to obtain a continuation of the special tax status for expatriates.

2.	The Business Manager will not undertake any action that could jeopardize the continued application of the special tax status for expatriates or reduce the benefits for the Company.

3.
The Business Manager shall provide to the Company or the Company's designated tax advisors all documents related to his professional travel outside Belgium, such as boarding passes, train tickets, visa stubs, etc.

4.	The Company will provide the Business Manager with tax assistance with regard to his Belgian income tax return at the Company's expense.

5.
As the Business Manager has the fiscal status of manager ('bedrijfsleider'/'dirigeant d'entreprise') for Belgian income tax purposes, the Company will deduct withholding taxes from the Business Manager's remuneration.

6.
Stock options that have been granted in the past when the Business Manager was subject to tax equalization (whereby a hypothetical tax was calculated and deducted on the professional income taking into account the tax rules of the home country being the US), will be treated as follows:

Upon exercise, an amount will be withheld from the exercise gain, being the lesser of:

•
the Belgian income tax paid upon grant (including any tax payable at another moment within the rules of the specific Belgian legislation of March 26, 1999 on stock options) OR the Belgian income tax payable at exercise

(if no taxation should have taken place at grant); AND

•	the hypothetical tax that would have been due under the conditions of the previous tax equalization agreement.

Article 12 - School allowance

1.
The Company will reimburse the Business Manager for the education costs of his dependent children in grades K to 12 (or up to the end of secondary school). Reimbursement under this provision shall be limited to tuition fees, books and necessary supplies, and local school transportation.

Article 13 - Social security

1.	The Business Manager will be subject to the Belgian social security scheme for self-employed workers, in accordance with the Belgian social security legislation.

The Business Manager will be solely liable for his personal social security obligations in relation to the performance of the Agreement. The Business Manager will register with a Belgian social insurance fund for self-employed workers. The Company will pay on behalf of the Business Manager the required quarterly social security contributions to the social insurance fund in order to keep their affiliation with the Belgian social security scheme for self-employed workers.

The Business Manager explicitly agrees that all payments made by the Company on behalf of the Business Manager will be deducted from his monthly salary.

Article 14 - Confidentiality

1.
All information, data, written materials, discs, files, software and/or any other document and/or material prepared for the benefit of or received by the Business Manager in execution of or during the performance of the Agreement and connected to the business of the Company, its clients and/or its personnel is qualified as confidential information (hereinafter referred to as “Confidential Information”) and will remain exclusively the property of the Company.

2.
At the moment of the effective termination of the Agreement, for whatever reason, or at the sole request of the Company during the performance of the Agreement, the Business Manager will immediately transfer all Confidential Information to the Company.

3.
The Business Manager will not be entitled to take or keep any transcript or copy of the Confidential Information, under whatever form, after the termination of the Agreement. All possible titles and/or intellectual rights that may be connected directly or indirectly with the Confidential Information belong to the Company and remain the sole property of the latter.

4.
Furthermore, the Business Manager will not reveal any Confidential Information to third parties and/or use this information on his own behalf or jointly with or on behalf of any person, firm or company after the termination of the Agreement for whatever reason.

5.	The present section does not apply with regard to information pertaining to the public domain.

Article 15 - Intellectual property

1.
All systems, programs, software (object codes as well as source codes), documents, databases, manuals, reports, trade secrets, inventions, improvements, know-how and all other work created, designed, developed or produced by the Business Manager, whether or not by using the facilities of the Company, in the course of or in relation with the performance of this Management Agreement, or that relate to the activities of the Company (the “Works”) shall remain or become the exclusive property of the Company. This exclusivity implies but is not limited to the transfer and assignment of all intellectual and other proprietary rights in the Works to the Company.

2.
All intellectual and other proprietary rights in the Works (including but not limited to copyrights, trademark rights, rights on databases, rights on computer programs as well as patent rights) that have come into existence or will come into existence in the course of or in relation with the performance of the Agreement are immediately transferred and assigned to the Company as from their coming into existence or, as from the execution of this Management Agreement for rights already in existence at the time of contracting.

3.
The transfer and assignment of these intellectual and other proprietary rights in the Works includes, but is not limited to the transfer and assignment of the right to reproduce, modify, translate, adapt, use to make derivative works, distribute, rent, lend and/or communicate the Works to the public, partially or completely, in each and any way, for internal (including but not limited to research and development) and external use. The transfer and assignment is valid for all countries, in the most extensive way possible as permitted by law, without limitation in time other than the legal duration of validity of these rights and without further payment than the fee as provided for executing the Agreement.

4.
The Business Manager undertakes to fully inform the Company, upon first demand of the Company, that it has created, designed, developed or produced certain Works. The Business Manager undertakes to fully communicate all information and know-how in relation to the Works to the Company, and this immediately upon the creation, design, development or production of the Works.

5.
Should the Company decide, without having any obligations whatsoever, to file for any registered intellectual property rights in relation to a Work, the Business Manager undertakes, upon first demand of the Company, upon expenses borne by the Company, to provide all necessary or useful cooperation and to provide and sign all documents in order to permit, facilitate or accelerate any application for any registered intellectual property right. The Business Manager undertakes not to apply for any registered intellectual property right or to ask a third party to apply for a registered intellectual property right related to the Works without the written express authorisation of the Company.

6.
The Company has the exclusive right to decide, when and how, to exploit the Works. Works that have not been exploited remain the exclusive property of the Company. The Company can adapt and modify the Works as it deems appropriate in order to exploit the Works. The Business Manager agrees not to oppose the adaptation or the modification of the Works. The Business Manager agrees that the Company may exploit the Works without mentioning the Business Manager's name.

Article 16 - Duration / Termination

1.	The Agreement shall enter into force on January 1, 2012, i.e. date of the Business Manager's appointment as business manager of the Company by the General Assembly of Shareholders of the Company.

2.	The Agreement is concluded for an indefinite duration .

3.
Except as provided in Article 17 , upon termination of the Business Manager's mandate by the General Assembly of Shareholders of the Company without Cause or by the Business manager for Good Reason (as these terms are defined in annex 2 to this Agreement), hence upon termination of the Agreement, the Company must pay the Business Manager a severance payment equal to 1.5 times the remuneration (as defined in paragraph 4 of this article 16).

However, if the Business Manager, in whatever function or capacity, accepts employment by or a collaboration agreement (including, for avoidance of doubt, a Business Management Agreement) with a company of the WABCO Group, this will not be considered as a termination of the Agreement by the Company in the framework of this article.

4.	Remuneration in the framework of the present article consists of the following elements:

a)	The Base Salary defined in article 4 of the Agreement;

b)	The AIP Target as defined in article 5.1. of the Agreement;

c)	Contributions for Group insurance and medical cover as defined in Article 8 of the Agreement

5.	Severance will however not be due if the Company terminates the Business Manager's mandate and hence the Agreement because of “Cause”.

6.	The Business manager will also be reimbursed for financial planning services of up to $5,000 for one year after the date of termination.

7.
The Business Manager will respect a reasonable notice period in case of resignation from his mandate. The reasonable notice period is three months in all cases, unless Parties agree otherwise. In case of resignation from his mandate by the Business Manager, the latter will not be entitled to the severance payment foreseen in article 16 .3.

8.	The Business Manager will not be entitled to any severance under this Management Agreement unless:

◦	A) he executes a release of claims against the Company and its affiliated companies in a form acceptable to the Company; OR

◦
B) a final irrevocable court decision intervened on all existing claims (apart from the entitlement to the remainder of the contractual severance) and the Business Manager executed a release of claims against the Company and its affiliated companies in a form acceptable to the Company for all other claims that may exist at that time.

In this respect the company agrees to pay an advance to the severance pay equal to six months' severance and this within a timeframe of 45 days after the termination of the contract.

Article 17 - Change of control

1.
Any severance provided upon a “Change of Control” (as that term is defined in the WABCO Holdings Inc. Change of Control Severance Plan (the “Change of Control Plan”)) shall be provided pursuant to the terms of the Change of Control Plan. Any such payment shall be in lieu of any severance payment that might be payable under article 16 or otherwise

Article 18 - Notification

Any notification in connection with the Agreement must be made in writing and in English and shall be validly given with respect to each party if sent by registered mail or courier to the addresses set out in the beginning of this Management Agreement or to such other address as a party may notify to the other in accordance with this clause.

Article 19 - Enforceability

Any provision of the Agreement or part thereof which would be declared null and void, will be considered separated from the Agreement, which, for the remainder, will remain applicable.

Article 20 - Applicable law / Jurisdiction

1.	The Agreement is governed by Belgian law and any dispute concerning the interpretation, performance and/or termination of the Agreement must be resolved under Belgian law.

2.
The courts of Brussels have exclusive authority in relation to every dispute connected to the interpretation, the performance and/or the termination of the Agreement. By executing the Agreement, the Business Manager consents to the jurisdiction of the Belgian courts with respect to the Agreement.

Article 21 - Entire agreement

1.
The Agreement constitutes the entire agreement existing between parties, with respect to services performed hereunder during periods on and after the Effective Date. It replaces every other agreement and/or arrangement between parties to the extent that its provisions are incompatible with the provisions of the Agreement.

2.	All policies referred to in the Agreement, whether attached to this agreement as an annex or not, form an integral part of the Agreement and have the same legal value.

Established in two original copies in Brussels on December 19, 2011, both parties acknowledging receipt of one original copy duly signed by the other parties.

The Business Manager                             For the Company,
Ulrich Michel                                 Jacques Esculier
(“read and approved”)                            Business Manager

__________                                __________
[signature*]                                [signature]

Jozef Van Osta
Business Manager

__________
[signature]